Exhibit 99.1

[PLD Letterhead]

To Executive Officers and Directors of Prologis, Inc.

As you know, Prologis, Inc. (the “Company”) is establishing a new 401(k) savings plan that will merge the AMB Property, L.P. Savings and Retirement Plan (the “AMB Plan”) into the Prologis, L.P. 401(k) Savings Plan (the “Old Prologis Plan”) and change the plan service provider. This new plan will be effective on January 1, 2012. There will be a “blackout period” instituted under both the AMB Plan and the Old Prologis Plan during which the service provider will set up this new plan and you will not be able to access your 401(k) account. In addition, during the blackout period for the Old Prologis Plan, per securities rules, executive officers and directors of the Company will not be able to purchase, sell or otherwise acquire or transfer any equity securities of Prologis, Inc. (not just the Prologis equity held in the Old Prologis Plan or new 401(k) plan). This securities blackout period is expected to begin on Tuesday, December 27, 2011 and end during the week beginning Sunday, January 15, 2012. However, since the Company trading window is expected to close on or about Monday, January 9, 2012, you will not be able to trade or transfer Prologis securities until the trading window opens, as expected, in mid-February. Please see Attachment A for further details on these restrictions.

If you have any questions regarding this notice, please feel free to contact Edward S. Nekritz, Prologis, 4545 Airport Way, Denver, CO 80239 at (303) 567-5740.

ATTACHMENT A

401(k) account restrictions

Participants and beneficiaries in the Old Prologis Plan and the AMB Plan have been recently provided notices relating to the “blackout period” in their respective plans. During the blackout period, participants and beneficiaries in the Old Prologis Plan will not be able to, among other things, direct or diversify investments in the Prologis stock fund under the Old Prologis Plan. Following the effective date of the new plan on January 1, 2012, these trading limitations also will apply to persons who previously were participants in the AMB Plan. The notice for the Old Prologis Plan provides more information regarding the reasons for the blackout period, the Old Prologis Plan transactions to be suspended during the blackout period and the securities subject to the blackout period. (Note that, per the AMB Plan notice, AMB plan participants will not be able to access their AMB Plan 401(k) accounts starting on Tuesday, December 20. Old Prologis plan participants will not be able to access their Old Prologis Plan 401(k) accounts starting on Tuesday, December 27. In any event, the securities trading blackout for all executive officers and directors will not begin until Tuesday, December 27.)

Trading restrictions

The Sarbanes-Oxley Act of 2002 (“SOX”) and the rules adopted by the Securities and Exchange Commission (“SEC”) require that, during a plan blackout period such as the one described in the previous paragraph, the directors and executive officers of Prologis are prohibited from purchasing, selling or otherwise acquiring or transferring any equity securities of Prologis (not just common stock of Prologis, but all equity securities of Prologis and all convertible debt and other securities of subsidiaries of Prologis that are exercisable for or exchangeable into equity securities of Prologis) that were acquired in connection with your service or employment as a director or executive officer. This prohibition includes all such securities you own, not just those that you hold in the Old Prologis Plan or in the new plan.

Therefore, in order to comply with the SOX and SEC requirements, during the securities blackout period referenced above, you will be prohibited from purchasing, selling or otherwise acquiring or transferring securities of Prologis and subsidiaries of Prologis described in the previous paragraph, subject to limited exceptions.